Exhibit 10.33

PRIVATE AGREEMENT

Between FATA ASSICURAZIONI DANNI S.P.A, company under the direction and coordination of Assicurazioni Generali S.p.A and belonging to the Generali Group, headquartered in Rome (RM), Via Urbana 169A, fully paid-up share capital of € 5,200,000.00, tax, VAT and Company Register No TRIESTE 09052321008 hereinafter called the “lessor”, represented here by virtue of attorney authenticated by a Notary Furio Gelletti of Trieste, on 07/09/2006, rep. No 21109, registered in Trieste on 14/9/2006 No 4547 series 1, by GENERAL BUILDING MANAGEMENT SPA member companies subject to the direction and coordination of Assicurazioni Generali SpA and belonging to the Generali Group, Register of insurance groups, headquartered in Trieste, Piazza Duca degli Abruzzi, 1, fully paid up share capital of Euro 780,000.00, tax, VAT and Companies Register No Trieste 00312080328, in the person of the undersigned representatives Dott. Manfredi Luciano and Dott. Lauritano Roberto, having the necessary powers

AND

Lionbridge Italy S.r.l. based in Rome - Via Alessandria 215, Tax Code and the Companies Register of Roma n. 08084010159, R.E.A. 820239 Rome, with a fully paid-up capital of Euro 10,400, represented here by Satish Rangaswamy Maripuri, born in India on 12.5.1965, tax code MRPSSH65E12Z222R as a legal representative of the leaseholder

CONSIDERING

a) that a lease contract currently exists with Fata Assicurazioni Danni SpA, owner of the property, with effect from 5.1.2005 until 30/04/2011 (contract number FA 1801 500 005), shown here in sub Annex 1) for the lease of the premises in Rome in Via Alessandria, 215, V and VI floors with cadastral number 99 identified by sheet 575 Sub No 8, 9, for office use. The lease also includes No 2 car parking spaces, number 43 and number 47;

b) that the leaseholder has requested to obtain a reduction of the annual fee currently paid, amounting to € 186,387.48 plus VAT;

c) the lessor has consented to the reduction of the fee referred to in paragraph b);

between the parties it is agreed that:

1) the premises are integral and essential part of this agreement;

2) the rent per year on the contract referred to in paragraph a) with effect from 1.5.2010, is restated in Euro 150,000.00 per year plus VAT, payable in quarterly instalments in advance of Euro 37,500.00 plus VAT;

3) the new annual rent of Euro 150,000.00 plus VAT, referred to in paragraph 2), will be updated yearly based on ISTAT index, in compliance with terms of the contract stated in paragraph a) above;

4) all other terms and conditions of the contract referred to in paragraph a) above remain unchanged, including, without limitation to,

the clause on the duration of the lease;

5) the formalization of this agreement does not produce nor will be considered as renovation of the contract referred to in paragraph a) above;

6) stamps and any costs of registration of this agreement are borne by the leaseholder.

Read, confirmed and signed.

Rome, April 23, 2010

The lessor	The leaseholder

Fata Assicurazioni Danni SpA	Lionbridge Italy Srl

Two Illegible signatures	Satish Maripuri

Annex 1

PROPERTY LEASE CONTRACT FOR NON-DOMESTIC USE

BETWEEN:

FATA ASSICURAZIONI S.P.A., headquartered at no. 169A, Via Urbana, Rome (RM), tax code 00409920584, in the person of the company’s Managing Director and General Manager, Mr. Giuseppe Vecchione, born in Rocca Sinibalda (RI) on 14/01/1946 and of the Executive, Eng. Francesco FERNA, born in Terni (TR) on 22/05/1952, tax code PRN FNC 52P22 L117 R, by proxy granted on 6th December 2000, Register no. 38963, Collection no. 9313, Notary Public Nicola Maggiore in Rome, hereinafter referred to as the lessor

AND

BOWNE GLOBAL SOLUTIONS ITALY S.R.L., headquartered at no. 84, Via Cesare Beccaria, Rome (RM), tax code 08084010159, in the person of the company’s Chairman of the Board of Directors, Mr. Brian Kelly, born in Dublin, Ireland, on 24/03/1947, hereinafter referred to as the leaseholder

THE FOLLOWING IS HEREBY AGREED TO

1. The lessor leases the leaseholder the property it owns at no. 215, Via Alessandria, Rome (RM), floors 5 - 6, with cadastral details identified in MAP SHEET 575 NUMBER 99 SUB no. 8 - 9, category A10, cadastral rent Euro 33290.81, for office use only. The leaseholder accepts. The lease also includes 2 (two) unattended parking spaces situated on the ground floor (pilotis) of the building, of which one is covered and identified by the number 43 (forty-three) and the other is uncovered and identified by the number 47 (forty-seven).

This contract is drawn up in observance of the provisions set forth in the Italian Civil Code, in Italian Law no. 392 dated 27/7/1978 and any subsequent amendments which lead to their automatic inclusion in this agreement, as well as the regulations and local habits and customs where applicable.

It is hereby specified that FATA Assicurazioni S.p.A. also goes under the name of F.A.T.A. - Fondo Assicurativo Tra Agricoltori (Insurance Funds for Farmers) - Società per Azioni di Assicurazioni e Riassicurazioni (Public Limited Insurance and Reinsurance Company), with a share capital of Euro 15,000,000 (fifteen million) fully paid up, VAT Registration Number 00885351007, and that it is directed and coordinated by Assicurazioni Generali S.p.A.

2. The lease will have effect from 01/05/2005 until 30/04/2011 pursuant to article 27 of Italian Law no. 392/78 and, on its first expiry, the lessor may exercise the right to deny the renewal of the lease only for the reasons set out in article 29 of Italian Law no. 392/78. For contract succession, reference is made to the provisions set forth in article 37 of Italian Law no. 392/78.

3. The rent due is agreed as being Euro 185,000.00 per annum. It is subject to VAT, and must be paid by the leaseholder, in legal tender, at the Ufficio Cassa del Locatore (lessors’ cash office) by and no later than the 20th (twentieth) day of every month in initial advance quarterly payments of Euro 46,250.00 + VAT. Any collection charges are payable by the leaseholder. In partial derogation of the above, it is hereby agreed that the annual rent will be Euro145,000.00 for the first year (from 01/05/2005 to 30/04/2006), Euro 155,000.00 for the second year (from 01/05/2006 to 30/04/2007), Euro 165,000.00 for the third year (from 01/05/2007 to 30/04/2008), Euro 175,000.00 for the fourth year (from 01/05/2008 to 30/04/2009). In the event of a delay in the delivery of the property, the leaseholder will have to pay the rent and any ancillary expenses, as set out in clauses 7 and 8 below, starting from the day the property delivery minutes are drawn up, excluding from now on any possibility of claiming compensation for damage due to such a delay.

4. The leaseholder has the right to withdraw from the contract early with 6 (six) months’ notice; this right may only be exercised once the first 18 months of the contract have passed.

5. The parties hereby agree to adjust the initial rent every year automatically and without the need for any written request, starting from the fifth year of the leasehold, according to fluctuations in the ISTAT retail price index for the families of workers and employees over the course of the previous year, with the exception of the adjustment to be made from the fifth year of the lease, which will be calculated on the fluctuations in the ISTAT index over the period spanning the start of the lease through to the month prior to the validity date of the adjustment itself. The extent of this adjustment will be the maximum permissible by law.

6. The leaseholder hereby declares to have visited the premises leased and to have found them, as they really are, suitable for the agreed use. The leaseholder takes delivery of such premises, to all legal effects, on collection of the keys, relieving the lessor of the liabilities set forth in article 1578 of the Italian Civil Code.

7. The parties hereby agree that the ancillary expenses payable by the leaseholder indicated hereinafter are to be paid within the same time frames as the rent, in quarterly installments of Euro 1,950.00 + VAT, for a total of Euro 7,800.00/per annum + VAT, subject to the balance and any ensuing adjustments also in relation to the previous cost statement. Ancillary expenses payable by the leaseholder include those related to all joint services such as the following, for example, where applicable: a - cleaning and industrial cleaning of communal areas; b - emptying of cesspools and lavatories; c - porter’s lodge (in the percentage envisaged by the law); d - lift operation; e - electricity supply; f - waste collection and transportation; g - snow clearing; h - entry phone. Ancillary expenses payable by the leaseholder also include those expenses related to the routine maintenance of communal building parts and plants.

Drinking water consumption will be payable by the leaseholder according to the rates applied by the Water Mains company, in addition to the meter reading and invoicing charges, and these will be paid by the leaseholder in quarterly installments.

8. Expenses related to the central heating and air conditioning service will be calculated according to their respective allocation, and will be reimbursed by the leaseholder as follows: for heating expenses, estimated to cost Euro 1,800.00 per annum, subject to the balance and subject to any adjustments also in relation to the previous cost statement, the leaseholder will pay two advance installments and one final balance installment on the dates the leaseholder will set each year. For air conditioning expenses, estimated to cost Euro 1,800.00 per annum, the leaseholder will pay a single installment at the lessor’s request.

9. The rent and the ancillary expenses reimbursement payments are calculated on the basis of months and not days. If the contract is terminated or the premises are occupied illegally beyond the agreed date, the month’s rent for the initial month must be paid in full, even though the lessor has the right to demand that the premises be vacated any day of the month.

10. Payment of rent and of any ancillary expenses reimbursements cannot be interrupted or postponed by the leaseholder for any claims or under any circumstances whatsoever, without prejudice to the subsequent and separate exercise of any reasons said leaseholder may have. The only proof of payment will be the receipt. Failure to make a payment, either in full or in part, of even just one rent installment and/or ancillary expenses reimbursement, after the deadline agreed and the time limits set forth by the law will automatically put the leaseholder in arrears, whatever the reason or circumstances, with the ensuing termination of the contract at the expense and loss of the same; moreover, in the event of late payment, a penalty amounting to 5% of the overall arrearage sum will be applied to the unpaid amounts, in addition to the interest envisaged by law, calculated for the year.

11. The leaseholder undertakes to preserve, maintain and return at the end of the leasehold everything in the same conditions they were in at the time the property was delivered. The leaseholder is bound to perform all repairs ensuing from damage caused by negligence on the part of the same in using the leased property and the equipment contained therein. The routine maintenance expenses are payable by the leaseholder, whereas any extraordinary maintenance expenses are payable by the lessor.

12. The leaseholder becomes the guardian of the leased property. The same is bound to notify the lessor immediately of the need for any repairs payable by the latter pursuant to article 1577 of the Italian Civil Code. The same must also make sure there are no water leaks, obstructions to plants and drains, that no water taps are left turned on, relieving the lessor of any liability for the damage which any such default may cause other tenants or the leaseholder. The leaseholder also relieves the lessor of any liability for any damage, whether direct or indirect, which may be incurred by the latter due to the fraudulent or criminal behaviour of others in general and specifically for the damage caused by any break-ins, breakages, tampering for attempted or actual theft or in the event of a fire. The lessor does not guarantee the leaseholder for the presence of animals or for related damage, nor for any damage caused by humidity or seepage or flooding of water in the leased property.

13. The leaseholder undertakes not to make changes, innovations or improvements to the leased premises and related water works, electricity system, central heating plant, etc…, without the prior written approval of the lessor who on vacation of the premises by the leaseholder may - at his complete discretion - request that the premises be returned to pristine conditions at the leaseholder’s expense, should the lessor not prefer that they remain that way for the benefit of the building, without this entitling the leaseholder to any compensation or reimbursement.

14. As a guarantee of the obligations undertaken in this contract, the leaseholder pays the lessor the sum of Euro 46250.00, amounting to three months’ rent, not valid as rent and applicable for legal interest, which will be paid by the leaseholder at the end of every year of the lease. This security deposit will be returned at the end of the lease once the condition of the premises and the observance of all contractual obligations have been checked.

15. At the end of the leasehold, the leaseholder must return the leased premises to the person designated by the lessor in the exact same conditions they were in when the former took delivery of the premises. During the four months prior to the leasehold expiry and at any time in the event of an intended sale, the leaseholder must allow the leased premises to be visited, agreeing with the lessor on the times and methods of such visits and reserving the lessor the right to have the prospective buyers or leaseholders accompanied during their visit.

16. The refusal to provide the authorisations or permits required by the applicable laws in force for the purpose of the performance of the leaseholder’s activities, also for reasons inherent to the leased property, entitles the leaseholder to withdraw from the contract, without prejudice to any liability and ensuing compensation for damage by either party.

17. It is the leaseholder’s obligation to adjust the electricity system in the leased premises to any future new legal regulations, as well as the obligation to see to its maintenance and to ensure it is safe.

18. Without prejudice to the provisions set forth in article 1587 of the Italian civil code, when using the leased premises, the leaseholder must observe all the provisions set forth by the law and by the Municipal Authority regulations in force, remaining solely liable for any fines or other consequences due to non-fulfillment of said obligation. The leaseholder must also observe, where in existence, the provisions set forth in the “Tenants’ Regulations” adopted by the Lessor and/or in the general tenants’ regulations of homes situated in the Provincial capital where the property is located. The leaseholder is banned from affixing frames and fixed fittings on the walls, of placing any items of excessive weight compared to the floors’ load-bearing capacity in the premises, of obstructing the stairs and communal areas of the building in any way, of clogging the piping of lavatories and sinks, of keeping troublesome or dangerous animals and in general of behaving in such a way as to damage the property or disturb the peace. It is the leaseholder’s right to affix plaques or signs in observance of the municipal regulations after obtaining the authorisation from the owner, who will provide such an authorisation while safeguarding the decorum of the building and taking into account the requirements of the other tenants.

19. For all legal purposes related to this contract, including the service of legal proceedings, the leaseholder, who hereby expressly accepts Italian jurisdiction, elects as his domicile the premises leased by the same and, where these are no longer the domicile, the leaseholder elects as his domicile the building’s porter’s office and, should there be no porter, the Town Hall’s Secretariat office.

20. It is hereby strictly forbidden for the leaseholder - and any default would terminate the contract - to use the leased property for any other intended use, even partial, as well as to sub-let it or grant it in loan for use, both in exchange for a sum of money or free of charge, furnished and non, except for companies belonging to its Parent Groups.

21. The registration fees for this contract are payable by the leaseholder and lessor in equal parts. Those inherent to stamps, photocopying and typing of the contract and any renewals of the same, as well as those for the receipt, delivery and vacating of the premises, and any other linked or dependent expenses are fully payable by the leaseholder.

22. Should a porter’s service exist or be introduced, the leaseholder must observe the rules which govern this service and the regulations set by the lessor. The latter has the right not only to set up but also to suspend the porter’s service of his own initiative, making the necessary adjustments.

23. In derogation of article 1193 of the Italian Civil Code, the lessor will have the right to allocate any payment to the leaseholder’s oldest debts, irrespective of any other instructions provided by said leaseholder.

24. All the clauses in this contract are essential to the same and make up a single and inseparable contest, and consequently the parties hereby expressly agree that the breach or non-fulfillment even of just one of these clauses by the leaseholder will lead ipso iure to the termination of the contract attributable to the leaseholder pursuant to article 1456 of the Italian Civil Code.

25. It is hereby requested that this contract be registered at a fixed rate since it pertains to the lease of business-operating assets subject to VAT pursuant to Italian Law 154/89 article 35 bis.

Read, approved and undersigned. ROME, 15/04/2005

The Lessor	The Leaseholder

FATA stamp	Bowne Global Solutions Italy srl

Two illegible signatures	Illegible signature

Pursuant to and in accordance with the provisions set forth in articles 1341 and 1342 of the Italian Civil Code, the Parties hereby declare that, after reading the contract through carefully, they are fully aware of the clauses it contains, and that they expressively and specifically approve the provisions set forth in articles no. 2 - contract term; 9 - indivisibility of amounts due; 10 - prohibition of suspending payment of rent and late payment penalty; 11 - preservation and maintenance obligation; 12 - exemption from liability; 13 - prohibition of amendments, with the exception of the indemnity for improvements; 17 - electricity plant: adjustment and verification obligation; 20 - prohibition of changing the intended use and sub-letting; 23 - derogation of article 1193 of the Italian civil code; 24 - termination of contract due to breach of contractual provisions.

The Lessor	The Leaseholder

FATA stamp	Bowne Global Solutions Italy srl

Two illegible signatures	Illegible signature